Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 29, 2000 with respect to the financial statements of Vascular Genetics Inc. (a development stage company) for the year ended December 31, 1999 and for the period from October 31, 1997 (inception) through December 31, 1999 included in the proxy statement of GenStar Therapeutics Corporation that is made a part of Amendment No. 1 to the Registration Statement (Form S-4, 333-101606) and prospectus of GenStar Therapeutics Corporation for the registration of shares of its common stock to be filed on or around December 19, 2002.

/s/    Ernst & Young LLP

Raleigh, North Carolina
December 17, 2002